UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2024

THE CANNABIST COMPANY HOLDINGS INC.

(Exact Name of Registrant as specified in its charter)

British Columbia	000-56294	98-1488978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Fifth Ave., 24th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 634-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2024, The Cannabist Company Holdings Inc. (the “Company”) entered into agreements to sell all of the ownership interests of three of the Company’s subsidiaries to subsidiaries of Verano Holdings Corp. (“Verano”). Upon closing of the transactions contemplated by these agreements, the Company will exit the Eastern Virginia and Arizona markets.

For divestiture of its Eastern Virginia operations, the Company entered into an equity purchase agreement (the “Virginia EPA”) with Verano Holdings, LLC (“Virginia Buyer”), Verano, Columbia Care Eastern Virginia LLC, a subsidiary of the Company (“CC East Virginia”), and the members of Columbia Care Eastern Virginia LLC (the “Virginia Members”). Pursuant to the Virginia EPA, the Virginia Buyer will purchase all of the issued and outstanding equity interests of CC East Virginia from the Virginia Members for total consideration of $90 million (the “Virginia Closing Consideration”), subject to adjustment as described in the Virginia EPA. Upon the closing of the transaction under the Virginia EPA, the Virginia Members will receive their pro rata portion of the Virginia Closing Consideration, consisting of: $20 million in cash and $40 million of Class A subordinate voting shares of Verano. In addition, the Virgina Closing Consideration consists of a $30 million promissory note issued by the Buyer to the Virginia Members (the “Promissory Note”). The Promissory Note will bear interest at a rate of 7% per annum, beginning on the closing date of the Virginia EPA (the “Virginia Closing Date”), through maturity on the two-year anniversary of the Virginia Closing Date. The Promissory Note will be payable in monthly payments of $1.75 million for the first 12 months, and $750,000 for the remaining 12 months.

The principal amount of the Promissory Note is subject to adjustment for cash, working capital (as compared to a target), indebtedness, and transaction expenses and payments of CC East Virginia. The Promissory Note may be prepaid by the Virginia Buyer at any time, without premium or penalty. The Promissory Note contains customary events of default, upon which the Company, on behalf of the Virginia Members, may declare all amounts outstanding under the Promissory Note due.

For divestiture of the Arizona operations, the Company entered into (1) an equity purchase agreement (the “Organix EPA”) with Verano Arizona, LLC (“Arizona Buyer”), 203 Organix L.L.C. (“Organix”), CC VA HoldCo LLC and Columbia Care-Arizona, Prescott, L.L.C. (the “Arizona Member”) and (2) an equity purchase agreement (the “SWC EPA”) with the Arizona Buyer, Salubrious Wellness Clinic, Inc. (“SWC”), the members of SWC (the “SWC Members”) and CC VA HoldCo LLC. Pursuant to the Organix EPA, the Arizona Buyer will purchase all of the issued and outstanding equity interests of Organix from the Arizona Member for total consideration of $9.9 million, payable in cash, subject to adjustment as described in the Organix EPA. Pursuant to the SWC EPA, the Arizona Buyer will purchase all of the issued and outstanding equity interests of SWC from the members of SWC for total consideration of $5.1 million, payable in cash, subject to adjustment as described in the SWC EPA.

The transactions contemplated by each of the Virginia EPA, Organix EPA and the SWC EPA (together, the “Agreements,” and each an “Agreement”) are subject to certain closing conditions, including approval of applicable regulatory bodies.

Item 1.01 of this Current Report on Form 8-K contains only brief descriptions of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to each of the Virginia EPA, the Promissory Note, the Organix EPA and the SWC EPA. Such descriptions are qualified in their entirety by reference to the full text of the Virginia EPA, the form of the Promissory Note, the Organix EPA and the SWC EPA, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#	Equity Purchase Agreement, dated July 29, 2024, among Verano Holdings, LLC, Verano Holdings Corp., Columbia Care Eastern Virginia LLC and the members of Columbia Care Eastern Virginia LLC and The Cannabist Company Holdings Inc.

10.2	Form of Verano Holdings, LLC Promissory Note

10.3#	Equity Purchase Agreement, dated July 29, 2024, among Verano Arizona, LLC, 203 Organix L.L.C., CC VA HoldCo LLC, Columbia Care-Arizona, Prescott, L.L.C. and The Cannabist Company Holdings Inc.

10.4#	Equity Purchase Agreement, dated July 29, 2024, among Verano Arizona, LLC, Salubrious Wellness Clinic, Inc., CC VA HoldCo LLC, Thomas Allison, Columbia Care-Arizona, Prescott, L.L.C. and The Cannabist Company Holdings Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Sirolly
Name:	David Sirolly
Title:	Chief Legal Officer & General Counsel

Date: July 31, 2024